EXHIBIT 99.2

NV5 Prices Underwritten Public Offering of Common Stock

Hollywood, FL – May 22, 2015 – NV5 Holdings, Inc. (the “Company” or “NV5”) (Nasdaq: NVEE), a provider of professional and technical engineering and consulting solutions, today announced the pricing of an underwritten public offering of 1,430,000 shares of its common stock at a price of $19.50 per share. The company has also granted to the underwriters a 30-day option to acquire an additional 214,500 shares to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, NV5 expects to receive net proceeds of approximately $25.4 million, assuming no exercise of the overallotment option. The offering is expected to close on May 28, 2015, subject to customary closing conditions.

Roth Capital Partners is acting as the sole book-running manager for the offering. National Securities Corporation is acting as co-manager.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include paying for possible acquisitions or the expansion of its business and providing working capital.

The shares described above are being offered by NV5 pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, http://www.sec.gov.

About NV5

NV5 Holdings, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company operates 36 offices in California, Colorado, Florida, Massachusetts, New Jersey, Ohio, Pennsylvania, Utah and Wyoming and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this press release. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact
NV5 Holdings, Inc.
Lauren Wright, Ph.D.

Director of Investor Relations
Tel: +1-408-392-7233
Email: ir@nv5.com